NEWS RELEASE

[L0G0] A. Schulman Inc.
Corporate Headquarters

FOR IMMEDIATE RELEASE

A. SCHULMAN ANTICIPATES WEAKER-THAN-EXPECTED
FISCAL 2003 THIRD QUARTER

•	Net income guidance for third quarter remains unchanged due to lower-than-expected North American restructuring charge

•	Remainder of North American restructuring charge to be incurred in fourth quarter

AKRON, Ohio – June 26, 2003 – A. Schulman Inc. (Nasdaq: SHLM) announced today that it expects performance for its fiscal 2003 third quarter ended May 31, 2003 will be weaker than previously forecast.

The Company said that its revised outlook for third-quarter operating income is down approximately 25 to 35 percent from its previous guidance. The primary reasons for the operating shortfall are lower sales, tonnage and profit margins in North America. More specifically, the North American profit margins have been adversely impacted by higher resin prices and changes in product mix, accompanied by competitive end-market product pricing pressures.

The third quarter will include a charge of approximately $4 million for a portion of the costs related to the restructuring of A. Schulman’s North American operations. The Company will complete its restructuring plan in its fourth quarter. Therefore, the fourth quarter will include the remainder of the $6 to $8 million total estimated charge for the North American restructuring program. The Company’s previous guidance for the third quarter included the entire amount of the estimated restructuring charge.

A. Schulman continues to anticipate that net income for the third quarter will be in line with its previously announced forecast of $.06 to $.13 per share, primarily due to the lower restructuring charge for the quarter.

The Company plans to release third-quarter financial results on July 10, 2003.

About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 13 manufacturing facilities in North America, Europe, Mexico and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2002 were approximately $967 million. Additional information about A. Schulman can be found on the World Wide Web at www.aschulman.com.

Forward-Looking Statements
Statements in this release which are not historical facts are forward-looking statements which involve risks and uncertainties and actual events or results could differ materially from those expressed or implied in this release. These “forward-looking statements” are based on currently available information. They are also inherently uncertain, and investors must recognize that events could turn out to be significantly different from what was expected. Examples of such uncertainties include, but are not limited to, the following:

•	Worldwide and regional economic, business and political conditions

•	Fluctuations in the value of the currencies in major areas where the Company operates, i.e., the U.S. dollar, the Euro, U.K. pound sterling, Canadian dollar, Mexican peso and Indonesian rupiah

•	Fluctuations in the prices of plastic resins and other raw materials

•	Changes in customer demand and requirements

In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

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